Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

Fifth consecutive quarter of strong profitability with earnings per share more than doubling year-over-year; Company anticipates sequential increase in fourth quarter net sales

Irvine, CA, November 5, 2015 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuits and assemblies, today reported financial results for its third quarter ended September 30, 2015. Net income of $13.7 million, or $0.54 per diluted share, increased 131 percent from $5.9 million, or $0.24 per diluted share, in the same period last year.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “With outstanding operational execution during the third quarter, we achieved our fifth consecutive quarter of strong profitability with earnings per share more than doubling year-over-year. We saw a sequential increase in net sales driven by new programs that ramped during the third quarter. Gross margin also increased sequentially and exceeded our guidance range as we effectively managed the launch and ramp of these new programs. Additionally, we generated strong cash flows during the quarter, growing our cash position to $168.5 million, an all-time high for MFLEX.”

Net sales for third quarter 2015 were $165.7 million, in line with the Company’s guidance range, compared to $172.9 million for the same period last year. Net sales to the Company’s largest customer increased 28 percent year-over-year, offset by an expected year-over-year decline with a Korea-based customer, as well as recent weakness with a China-based customer due to market changes within the high-end smartphone segment in China.

Gross margin for the quarter was 13.6 percent, exceeding the Company’s guidance range, compared to 10.1 percent in the same period of the prior year. The 350 basis point increase in gross margin was primarily due to a favorable product mix, as well as lower manufacturing overhead.

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The Company generated $30.7 million in cash flows from operating activities during the third quarter, increasing the Company’s cash and cash equivalents balance to $168.5 million at September 30, 2015. MFLEX continues to maintain a strong balance sheet with no debt.

Non-GAAP Results

Non-GAAP net income for third quarter 2015 was $14.3 million, or $0.57 per diluted share, compared to non-GAAP net income of $6.9 million, or $0.28 per diluted share, in the same period of the prior year. A reconciliation of GAAP net income and net income per share to non-GAAP net income and net income per share is provided in the table at the end of this press release.

Outlook

For fourth quarter 2015, the Company expects net sales to be between $170 and $200 million and gross margin to range between 10.5 and 13 percent, based on anticipated production build plans, net sales volume and product mix.

Commenting on the outlook, Mr. Meshgin noted, “We anticipate another sequential increase in net sales during the fourth quarter as we deliver a full quarter of volume production on various new programs. We expect this, coupled with our strong results year-to-date, to support significant profitability for full year 2015, demonstrating that we are squarely back on track with our new operating model.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its 2015 third quarter results. The call will be webcast live on the Internet and can be accessed by logging onto www.mflex.com. Alternatively, the dial-in number for the call in North America is 1-877-876-9177 for callers in North America and 1-785-424-1666 for international callers. The Conference ID is 397445.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-888-203-1112 and 1-719-457-0820 for international callers. The replay passcode is 397445.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuits and assemblies to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners, personal computers, wearables and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Forward-Looking Statements

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: net sales; net income; profitability; gross margins; product mix; asset write-downs and recoveries; manufacturing capacity, efficiencies and yields; tax rates; capital expenditures; operating expenses; cash flow; potential uses of our cash; overhead absorption; forecasts; sales growth and growth objectives; the benefits of our restructuring and our new operating model; demand for our end customers’ programs; seasonality of our business; diversification of our customer base; new customer and sector opportunities; customer relationships; our competitive position; inventory levels; production build plans, including the ramping and timing of new programs; demand and program allocation from our customers; customer program changes; revenue capacity; gross margin targets; and balance sheet projections. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “should,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “could,” “expect,” “estimate,” “aim,” “intend,” “look,” “see,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy and seasonality on the demand for electronic devices; our success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; our market share in our customers’ programs; product mix; our ability to diversify and expand our customer base and markets; our

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effectiveness in managing manufacturing processes, inventory levels, costs, quality assurance and yields; the ramping and launch of new programs; currency fluctuations; pricing pressure; the sustainability of the benefits from our restructuring plans; Company workforce issues; our ability to remain cost competitive; the degree to which we are able to utilize available manufacturing capacity, enter into new markets and execute our strategic plans; asset write-downs and recoveries; impairment charges; utility, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which we operate; and other risks detailed from time to time in our SEC reports, including our Quarterly Report on Form 10-Q for the period ended September 30, 2015. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Net sales	$165,690	$172,884	$467,554	$421,481
Cost of sales	143,146	155,340	407,399	424,128

Gross profit (loss)	22,544	17,544	60,155	(2,647)
Operating expenses:
Research and development	1,258	1,270	3,858	4,486
Sales and marketing	3,509	4,207	11,452	13,107
General and administrative	4,857	4,281	14,989	12,078
Impairment and restructuring	(485)	780	(1,808)	33,939

Total operating expenses	9,139	10,538	28,491	63,610
Operating income (loss)	13,405	7,006	31,664	(66,257)
Other income and expense:
Interest income	490	400	1,265	816
Interest expense	(97)	(139)	(282)	(375)
Other income (expense), net	1,874	375	3,958	1,202

Income (loss) before income taxes	15,672	7,642	36,605	(64,614)
Provision for income taxes	(1,983)	(1,719)	(1,945)	(10,639)

Net income (loss)	$13,689	$5,923	$34,660	$(75,253)

Net income (loss) per share:
Basic	$0.56	$0.25	$1.42	$(3.12)
Diluted	$0.54	$0.24	$1.37	$(3.12)
Shares used in computing net income (loss) per share:
Basic	24,363	24,171	24,346	24,136
Diluted	25,193	24,389	25,219	24,136

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30 2015	December 31 2014
Cash and cash equivalents	$168,536	$132,382
Accounts receivable, net	118,813	133,151
Inventories	76,636	65,627
Other current assets	11,583	19,200

Total current assets	375,568	350,360
Property, plant and equipment, net	142,436	164,345
Other assets	12,674	12,682

Total assets	$530,678	$527,387

Accounts payable	$134,030	$143,032
Other current liabilities	32,401	44,717

Total current liabilities	166,431	187,749
Other liabilities	8,755	11,178
Stockholders’ equity	355,492	328,460

Total liabilities and stockholders’ equity	$530,678	$527,387

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Cash flows from operating activities
Net income (loss)	$13,689	$5,923	$34,660	$(75,253)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	12,197	12,116	35,323	38,559
Deferred taxes	(24)	(631)	126	7,564
Stock-based compensation expense	1,255	600	3,283	2,526
Income tax benefit related to stock option exercises	—	—	—	(57)
Asset (recoveries) impairments	(564)	(198)	(946)	18,241
Gain on disposal of equipment and assets held for sale	(53)	(5)	(830)	(513)
Changes in operating assets and liabilities	4,232	(11,959)	(31,123)	4,927

Net cash provided by (used in) operating activities	30,732	5,846	40,493	(4,006)
Cash flows from investing activities
Purchases of property and equipment	(4,306)	(4,529)	(10,623)	(11,966)
Proceeds from sale of equipment and assets held for sale	10	782	6,987	3,096
Change in restricted cash	—	—	520	(520)

Net cash used in investing activities	(4,296)	(3,747)	(3,116)	(9,390)
Cash flows from financing activities
Income tax benefit related to stock option exercises	—	—	—	57
Tax withholdings for net share settlement of equity awards	(526)	(503)	(934)	(538)
Proceeds from exercise of stock options	—	35	—	782
Borrowings from lines of credit	—	—	—	20,000
Repayment of borrowings under line of credit agreement	—	(20,000)	—	(20,000)
Debt issuance costs	—	(442)	—	(442)

Net cash used in financing activities	(526)	(20,910)	(934)	(141)
Effect of exchange rate changes on cash	(280)	38	(289)	317

Net change in cash	25,630	(18,773)	36,154	(13,220)
Cash and cash equivalents at beginning of period	142,906	117,440	132,382	111,887

Cash and cash equivalents at end of period	$168,536	$98,667	$168,536	$98,667

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
GAAP net income (loss)	$13,689	$5,923	$34,660	$(75,253)
Stock-based compensation expense	1,255	600	3,283	2,526
Impairment and restructuring	(485)	780	(1,808)	33,939
Valuation allowance related to restructuring	—	—	—	5,001
Income tax effect of non-GAAP adjustments	(179)	(433)	(6)	(4,249)

Non-GAAP net income (loss)	$14,280	$6,870	$36,129	$(38,036)

GAAP diluted income (loss) per share	$0.54	$0.24	$1.37	$(3.11)
Effect of stock-based compensation, net of tax on diluted income (loss) per share	0.05	0.02	0.12	0.10
Effect of impairment and restructuring, net of tax on diluted income (loss) per share	(0.02)	0.02	(0.06)	1.23
Effect of valuation allowance related to restructuring on diluted income (loss) per share	—	—	—	0.21

Non-GAAP diluted income (loss) per share	$0.57	$0.28	$1.43	$(1.57)

Weighted-average diluted shares used in calculating non-GAAP diluted income (loss) per share	25,193	24,389	25,219	24,136

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income (loss) and diluted net income (loss) per share in calculating these non-GAAP financial measures are as follows: (a) stock-based compensation expense, (b) impairment and restructuring activities and (c) valuation allowance related to restructuring.

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